Exhibit 99.1

Popular, Inc. Declares a Cash Dividend of $0.62 per Common Share, an Increase of $0.07

from its Prior Quarterly Common Stock Dividend of $0.55

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – November 16, 2023 – Popular, Inc. (“Popular” or the “Corporation”) (NASDAQ: BPOP) announced today that its Board of Directors has approved a quarterly cash dividend of $0.62 per share on its outstanding common stock. The dividend will be payable on January 2, 2024 to shareholders of record at the close of business on December 7, 2023.

The $0.62 per share cash dividend represents an increase of $0.07, or approximately 13%, in the Corporation’s quarterly common stock dividend when compared to the $0.55 per share quarterly dividend declared by the Corporation during the third quarter of 2023.

“This increase in the Corporation’s quarterly common stock dividend is a testament of the strength of Popular’s financial performance and its commitment to continuing to deliver value to its shareholders,” said Ignacio Alvarez, President & Chief Executive Officer.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Senior Vice President and Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com